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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Harken Energy Corporation for the registration of 32,267,385 Nontransferable Common Stock Subscription Rights, 95,238,096 Preferred Stock Purchase Rights, and 95,238,096 shares of its common stock and to the incorporation by reference therein of our report dated March 25, 2002, with respect to the consolidated financial statements of Harken Energy Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                                                           /s/ ERNST & YOUNG LLP

Houston, Texas
September 12, 2002